Exhibit 10.1

EXECUTION VERSION

MASTER LOAN AGREEMENT

This Master Loan Agreement (“Agreement”) is made on this 30th day of September, 2025 (“Effective Date”) by and between:

1.	Naka SPV 2, LLC, a limited liability company existing under the laws of the State of Delaware (“Naka”), with its principal place of business at 5097 South 900 East, Suite 100, Salt Lake City, Utah 84117 and organizational identification number 10274139; and

2.	Two Prime Lending Limited, a limited company and existing under the laws of British Virgin Islands (“Two Prime”) with its principal place of business at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands, and company number 2132193.

Either Party may act as Lender in respect of a Loan, in which case the other Party shall be the Borrower.

RECITALS

Subject to the terms and conditions of this Agreement, the Borrower may, from time to time, seek to initiate funding from the Lender and the Lender may (but shall not be obliged to) extend a Loan to the Borrower subject to, amongst others, the provision of Collateral as further set out in this Agreement. The Borrower will pay certain fees, including a Loan Fee and repay the Loans to the Lender in accordance with the terms of this Agreement.

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	Definitions

“Airdrop” means a distribution of a new token or tokens resulting from the ownership of a pre-existing token.

“Anchorage” means Anchorage Digital Bank, N.A., a national trust bank.

“Anchorage Account” means the account maintained as of the Effective Date with Anchorage and subject to an account control agreement in favor of Two Prime, with account designation “Naka SPV 2, LLC <> Two Prime Lending Limited (Blocked ACA)”, together with any replacement or substitutions thereof, and all accounts or sub-accounts relating to any of the foregoing.

“Applicable Airdrop” means an Airdrop for which the distribution of new tokens can be definitively calculated according to its distribution method (as opposed to, for example, a distribution to every wallet of the relevant Digital Asset, or a distribution that depends on a wallet of the relevant Digital Asset meeting a threshold requirement).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Applicable Law” means each of the following including any updates thereto throughout the term of this Agreement, to the extent applicable: any and all supranational, national, state, provincial, or local laws, treaties, rules, regulations, regulatory guidance, directives, policies, orders or determinations of (or agreements with) and mandatory written direction from, any governmental authority or other regulatory authority, including export laws, sanctions, regulations and all federal and state statutes or regulations relating to digital tokens, cryptocurrency, banking, stored value, money transmission, unclaimed property, payment processing, telecommunications, unfair or deceptive trade practices, anti-corruption, trade compliance, anti-money laundering, terrorist financing, know your customer, securities, commodities, derivatives, other financial products or services, privacy or data security.

“Authorisation” means an authorisation, consent, approval, permit, resolution, license, exemption, filing, notarisation, lodgement or registration.

“Authorized Agent” has the meaning set forth in Schedule 1.

“Bitcoin” means the Digital Asset commonly referred to as “Bitcoin” (BTC) in the cryptocurrency marketplace.

“Blended Spot Price” means, with respect to any Digital Asset(s), the one (1) minute moving average price as determined by the Lender (acting reasonably) for the one (1) minute immediately preceding any date of determination, as determined by reference to (i) the CME Bitcoin Reference Rate – New York Variant (BRRNY) in the case of Bitcoin, and as determined by reference to the applicable CME CF Cryptocurrency Benchmark in the case of any other Digital Asset, or (ii) if the foregoing reference rate(s) cease to be available or as otherwise agreed between Lender and Borrower, as published on exchanges, trading platforms or market data providers that have been agreed between Borrower and Lender.

“Blockchain” means a type of distributed ledger technology (which may be public or private) which records and shares data as a chain of transactions across multiple data stores (from which data is unable to be removed) which are collectively maintained by a distributed group of computer nodes, which may utilize cryptographic algorithms to create new additions to the chain of transactions, and for which the computer nodes may be rewarded by the award of Digital Assets and/or the payment of a transaction fee by the persons seeking to add to the chain of transactions.

“Borrower’s Holding Asset” means to the aggregate Digital Currency asset in the Lender’s Account.

“Borrower’s Margin” means the digital currency assets Borrower provided as trading margin including any Excess Margin (as defined below).

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general business in the United States.

“Business Hours” means between the hours of 8:00 am to 8:00 pm on a Business Day.

“Buy-In” means the purchase by the Lender of Digital Assets which are of an identical type and description as the Loan Assets.

“Buy-In Loan Balance Equivalent” means (regardless of whether the relevant purchases undertaken pursuant to a Buy-In have been settled), an amount in USD equal to the sum of:

(a)	the aggregate cost of such purchases(s), including all reasonable costs, commissions, fees and expenses incurred in connection therewith; and

(b)	any outstanding Loan Fees, outstanding Late Fees, and any outstanding Early Termination Fee or any other fees associated with a New Token for a particular Loan, as defined in clause 4 and clause 6(c).

“Call Option” means the option granted by the Borrower to the Lender to, at any time, demand immediate repayment of all or a portion of the Loan Balance in accordance with the terms of this Agreement. For the avoidance of doubt, the Lender shall not have a Call Option with respect to the Effective Date Loan.

“Cash” means such coin or fiat currency of the United States of America as at any time of payment is legal tender for the payment of public and private debts.

“Close of Business” means 8:00 pm on any Business Day.

“Close Out” means, in relation to a Trade, to close out (including entering into of equal and opposite transactions), unwind, cancel, allow to expire or otherwise terminate such Trade.

“Collateral” means the collateral set out in the relevant Loan Term Sheet.

“Collateral Level” means, as of any date of determination, the ratio (expressed as a percentage) of the (i) value of the Collateral valued at the Blended Spot Price as of such date to (ii) value of the outstanding Loan Assets valued at the Blended Spot Price (to the extent the Loan Assets or any portion thereof consist of Digital Assets) as of such date.

“Credit Maintenance Condition” has the meaning set forth in Schedule 4.

“Digital Asset(s)” means an asset that has value and can be owned but has no inherent physical presence which may include New Tokens, virtual commodities existing on one or more centralized or decentralized Blockchain or distributed ledger technology networks, including, without limitation, those commonly known as “digital assets”, “digital tokens”, “digital payment tokens”, “Stablecoins”, “cryptocurrencies”, “appcoins” or “protocol coins”, tokens or coins. Digital Assets include Bitcoin and other virtual commodities as they might exist on any “forked” or alternative version of any Blockchain protocol on which the Digital Asset is based. Blockchain-based Digital Assets may use cryptographic algorithms to secure their chain of transactions as well as to control the creation of new Digital Assets.

“Digital Asset Address” means an identifier of alphanumeric characters that represents a digital identity or destination for a transfer of Digital Asset on the applicable Digital Asset’s Blockchain.

“Early Termination Fee” has the meaning given in clause 4(c). For the avoidance of doubt, the Borrower shall not be obligated to pay any Early Termination Fee with respect to the Effective Date Loan.

“Effective Date Loan” has the meaning given in clause 3(a).

“Effective Date Loan Maturity Date” means September 30, 2026.

“Exchange Default” means the default, failure or insolvency of an Approved Platform as determined by the Lender in its sole and absolute discretion.

“First Utilisation Date” means the first utilization date of a Loan.

“Fixed Term Loan” means a Loan with a pre-determined Maturity Date, where the Borrower does not have a Prepayment Option and Lender does not have a Call Option.

“Fixed Term Loan with Call Option” means a Loan with a pre-determined Maturity Date, where the Borrower does not have a Prepayment Option and Lender has a Call Option.

“Fixed Term Loan with Prepayment Option” means a Fixed Term Loan with a Maturity Date and where the Borrower has a Prepayment Option and Lender has a Call Option.

“Force Majeure Event” means any failure, interruption or delay in the performance of obligations under this this Agreement or related documents resulting from any acts, events or circumstances not within the Lender’s reasonable control including, without limitation, changes in the functioning or features of the Digital Assets or the software protocols that govern their operation; sabotage or fraudulent manipulation of the protocols or network that govern Digital Assets; changes in Applicable Law; cybersecurity attacks, hacks or other intrusions, loss or theft of Digital Assets at any time; unavailability or malfunction of wire, communications or other technological systems; suspension or disruption of trading markets or exchanges; requisitions; failure of utility services; global or local pandemics; fire; flooding; adverse weather conditions or events of nature; explosions; acts of God, civil commotion, strikes or industrial action of any kind; riots, insurrection, terrorist acts; war (whether declared or undeclared); or acts of government or government agencies or the default.

“Hard Fork” means a permanent divergence in the Blockchain (e.g., when non-upgraded nodes cannot validate blocks created by upgraded nodes that follow newer consensus rules, or an airdrop or any other event which results in the creation of a new token).

“Hedging Gains” means any gains actually received by the Lender in relation to entering, maintaining, terminating, liquidating or re-establishing any Price Exposure Hedging (as determined by the Lender in its sole and absolute discretion).

“Hedging Losses” means any losses, liabilities, costs, fees or expenses incurred by the Lender in relation to entering, maintaining, terminating, liquidating or re-establishing any Price Exposure Hedging (as determined by the Lender in its sole and absolute discretion).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Late Fee” has the meaning given in clause 4(b).

“Lender’s Account” means (i) the account(s) setup specifically for the Borrower by and maintained with the Lender to trade on Approved Platforms including the Sub-Account(s) as set out in Schedule 4 paragraph (1)(a)(i) and (ii) the Anchorage Account.

“Liquidation Costs” means all costs to, and fees or charges charged by, the Lender (as determined by the Lender in its sole and absolute discretion) in respect of its activities undertaken pursuant to clause 11 upon an Event of Default or Close Out, including but not limited to the cost and expenses (including legal fees) incurred by the Lender in connection with the enforcement or preservation of its rights under the Loan Documents and the cost of utilizing the Lender’s management time or other resources (calculated on the basis of such reasonably daily or hourly rate as the Lender may notify to the Borrower), the Liquidation Fee and, as the case may be, the Loan Fee.

“Liquidation Fee” has the meaning given in clause 4(d). For the avoidance of doubt, the Borrower shall not be obligated to pay any Liquidation Fee with respect to the Effective Date Loan.

“Loan Assets” means either (i) Cash or (ii) the Digital Assets comprising a Loan, in each case, pursuant to the terms of this Agreement until repaid in full in the same (or, in the case of Digital Assets comprising a Loan, identical Digital Asset, as determined by the Lender acting in its sole discretion) to Lender in accordance with the terms of this Agreement. For clarity, if any new or different Digital Asset is created or split by a Hard Fork or other alteration in the underlying Blockchain and meets the requirements set forth in clause 6 of this Agreement, such new or different Digital Asset shall be deemed to become Loan Assets in addition to the former Digital Asset for which such exchange was made. For the purpose of returning or repayment the Loan Assets by the Borrower or a purchase or sale of Digital Assets pursuant to clause 11(a)(iii), a reference to Loan Assets or Digital Asset shall include Digital Asset of the same quantity and type (as determined by the Lender acting in its sole and absolute discretion) as the Digital Asset made by as Loan, subject to the preceding sentence.

“Loan Balance” means all amounts owing under the Loan Documents, including New Tokens, Loan Fees, outstanding Late Fees, any Early Termination Fee or any other loan fees under and in connection with a New Token in respect of a particular Loan.

“Loan Documents” means this Agreement and all Loan Term Sheets entered into between Lender and the Borrower.

“Loan Fee” means the fee(s) paid or to be paid by the Borrower to the Lender for the Loan.

“Loan Term Sheet” means the agreement between Lender and the Borrower on the particular terms of a Loan, which shall be memorialized in an agreement as set forth in Schedule 2 or in any other form approved by Lender (as may be amended and supplemented from time to time pursuant to the terms of this Agreement).

“Master Loan” means a Loan granted pursuant to this Master Loan Agreement.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business or financial condition of Borrower and its Affiliates taken as a whole; or

(b)	the ability of the Borrower or Lender to perform their respective obligations under the Loan Documents; or the validity or enforceability of, or the effectiveness or ranking of any Collateral granted or purported to be granted pursuant to any of, the Loan Documents or the rights or remedies of the Lender under any of the Lender Documents.

“Maturity Date” means (i) with respect to the Effective Date Loan, the Effective Date Loan Maturity Date, and (ii) with respect to any other Loan advanced pursuant to this Agreement, the date on which all Loan Balances are due and payable (including a repayment by way of the Lender exercising its Call Option).

“New Token” has the meaning given in clause 6.

“Open Loan” means a Loan without a Maturity Date where the Borrower has a Prepayment Option and Lender has a Call Option.

“Potential Event of Default” means an event which, with the giving of notice, lapse of time, expiry of any applicable grace period or the making of any determination by us, would constitute an Event of Default.

“Prepayment Option” means option granted to the Borrower to repay or return the Loan Assets prior to the relevant Maturity Date in accordance with the terms of this Agreement and without incurring Early Termination Fees.

“Price Exposure Hedging” means any hedging transaction(s) entered into, placed or executed by the Lender relating to price exposure in respect of any or all the Borrower’s Holding Asset, Loan Assets and/or Collateral (as applicable) under this Agreement, including without limitation the purchase of, or dealing in, any perpetual contracts, options, spot purchases of assets (including Digital Assets) and other derivatives or financial markets contracts (and on-exchange or bilaterally over-the-counter) referencing Digital Assets.

“Relevant Jurisdiction” means, in relation to the Borrower:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the security to be created by it is situated; and

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any Collateral (if applicable).

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	more than half of the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation;

(c)	of whose dividends or distributions the first-mentioned company or corporation is entitled to receive more than half; or

(d)	which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation,

and, for this purpose, a company or corporation shall be treated as being “controlled” by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document.

“Trades” means any trades or transactions in Digital Assets or derivatives entered into by the Borrower hereunder (including without limitation the purchase of, or dealing in, any perpetual contracts, options, spot purchases of assets (including Digital Assets) and other derivatives or financial markets contracts (and on-exchange or bilaterally over-the-counter) referencing Digital Assets.).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Loan Documents.

“Utilization Date” means the date of a utilization of a facility herein, being the date on which the relevant Loan is to be made.

2.	Construction

Unless a contrary indication appears, any reference in this Agreement to:

(a)	a Loan Document or any other agreement or instrument is a reference to that Loan Document or other agreement or instrument as amended (however fundamentally), novated, supplemented, extended or restated from time to time (whether or not the relevant amendment, novation, supplement, extension or restatement was contemplated at the date of this Agreement));

(b)	including shall construed as “including without limitation” (and cognate expressions shall be construed similarly);

(c)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(d)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(e)	a provision of law is a reference to that provision as the same may have been, or may from time to time hereafter be, as amended or re-enacted;

(f)	words importing the plural shall include the singular and vice versa; and

(g)	a time of day is a reference to Eastern Standard time.

(h)	The determination of the extent to which a rate is for a period equal in length to an interest period shall disregard any inconsistency arising from the last day of that interest period being determined pursuant to the terms of this Agreement.

(i)	An Event of Default is continuing if it has not been waived.

(j)	Section, clause and Schedule headings are for ease of reference only.

(k)	Unless a contrary indication appears, a term used in any other Loan Document or in any notice given under or in connection with any Loan Document has the same meaning in that Loan Document or notice as in this Agreement.

(l)	US$, US Dollars, USD and dollars denote the lawful currency of the United States of America.

3.	General Loan Terms

(a)	Effective Date Loan

Subject to the terms and conditions hereof, Two Prime, as Lender, hereby agrees to make a single advance to Naka, as Borrower, on the Effective Date in Cash in the original principal amount of $203,017,500 (the “Effective Date Loan”). Any portion of the Effective Date Loan that is repaid or prepaid may not be re-borrowed.

(b)	Loan of Digital Assets

Subject to the terms and conditions hereof, from time to time the Borrower may request from the Lender a Loan of a specified amount of Digital Assets, and the Lender may, in its sole and absolute discretion, extend such Loan or decline to extend such Loan on terms acceptable to the Lender and the Borrower and as set forth in a corresponding Loan Term Sheet.

Other than with respect to the Effective Date Loan, this is an uncommitted facility and nothing in this Agreement constitutes, or should be construed to constitute, an undertaking by the Lender to lend any Cash or Digital Assets to the Borrower.

(c)	Loan Disbursement Procedure

From time to time during the term of this Agreement, between the hours of 8:00 am to 8:00 pm on a Business Day (a “Request Day”), an Authorized Agent of the Borrower may, by email directed to the Lender’s email address (or such other address provided in writing pursuant to clause 17), request from the Lender a Loan of a specific amount of Digital Assets with the required information set out below (a “Utilisation Request”). Provided that the Lender receives such Utilization Request prior to 3:00 pm on a Request Day, the Lender shall by email directed to the Borrower’s email address (or such other address as the Borrower may specify in writing) accept or reject such Utilization Request. If Lender does not provide the Borrower with an acceptance or rejection as to a Utilization Request prior to Close of Business on a Request Day, such Utilization Request shall be deemed to be rejected by the Lender.

A Utilization Request from the Borrower shall contain the following proposed terms:

(i)	the type of Digital Asset or Cash;

(ii)	the amount of Digital Asset or Cash;

(iii)	whether the Loan is to be an Open Loan, a Fixed Term Loan, a Fixed Term Loan with Prepayment Option or a Fixed Term Loan with Call Option;

(iv)	the first Utilization Date; and

(v)	the Maturity Date (if a Fixed Term Loan, a Fixed Term Loan with Prepayment Option or a Fixed Term Loan with Call Option).

If the Lender requires any amendments to the proposed terms in a Utilisation Request, the Lender shall provide notice of such amendments to the Borrower, and upon the Borrower’s acceptance of the amended terms, the Lender and the Borrower shall enter into a Loan Term Sheet in respect of that Utilisation Request.

The specific and final terms of a Loan shall be memorialized using the Loan Term Sheet, which shall be duly executed and delivered after the final terms of a Loan are agreed between the Parties and prior to the delivery of the Loan Assets. In the event of a conflict between this Agreement and a Loan Term Sheet, the terms in the Loan Term Sheet shall govern the relevant Loan.

On the date both Parties execute the Loan Term Sheet, the Borrower shall commence transmission of the amount of Collateral set out in the Loan Term Sheet to the Lender’s Digital Asset Address specified in the Loan Term Sheet. Immediately after the Lender’s receipt of the Collateral, the Lender shall commence transmission of the Loan Asset to the Borrower’s Digital Asset Address (for Master Loans), as set forth in the Loan Term Sheet on or before the Close of Business on the Request Day.

(d)	Loan Repayment Procedure

(i)	Effective Date Loan Repayment

Unless otherwise agreed between the Borrower and the Lender, the outstanding Loan Balance of the Effective Date Loan shall be due and payable in full on the Effective Date Loan Maturity Date.

(ii)	Loan Assets Repayment

Unless otherwise specified in clauses 3(d)(ii) and 3 (d)(iii) below, the Borrower shall repay the entire Loan Balance by Close of Business on the earlier of: (a) the Maturity Date; (b) the Recall Delivery Day (if applicable, as defined below); and (c) the Redelivery Day (if applicable, as defined below).

All repayments and prepayments under the Loan Documents shall be repaid to and received in an off-exchange wallet designated by and owned by the Lender as provided to the Borrower by the Close of Business on the relevant payment date.

The Borrower shall repay the Loan Assets in the same currency type as the Loan unless the prior written consent of the Lender has been obtained for the repayment in any other Digital Asset.

(iii)	Call Option

The Lender shall not have a Call Option with respect to the Effective Date Loan. For Loans in which the Lender has a Call Option, the Lender may at any time, by email notification to the Borrower (each a “Recall Request Day”), demand for immediate repayment of all or a portion of the Loan Balance (each a “Recall Amount”). The Borrower will, unless otherwise agreed by the Lender, repay the Recall Amount directly to a wallet address designated by Lender by Close of Business within 7 days of such email notification (each a “Recall Delivery Day”). In relation to a Recall Amount that is only a portion of the Loan Balance, the Borrower shall repay that Recall Amount on the Recall Delivery Day and the remaining Loan Balance shall be repaid on the earlier of (a) the Maturity Date; and (b) the next Recall Delivery Day.

(iv)	Prepayment Option

The Borrower shall have a Prepayment Option with respect to the Effective Date Loan, which the Borrower shall be permitted to prepay in whole or in part at any time without premium or penalty pursuant to the notice requirements and other terms set forth in this clause 3(d)(iv).

For Loans in which the Borrower has a Prepayment Option, including the Effective Date Loan, the Borrower may, by email notification to the Lender during Business Hours on any Business Day (each a “Prepayment Notice”), repay the Loan Balance prior to the Maturity Date. The Borrower shall provide the Prepayment Notice at least two Business Day prior to the date on which the Borrower proposes to repay all or a portion of the Loan Balance (each a “Redelivery Day”).

The Borrower’s exercise of its Prepayment Option shall not relieve it of any of its other obligations herein, including without limitation its payment of any outstanding Loan Fees and Late Fees.

In relation to a Prepayment Notice for only a portion of the Loan Balance in respect of any specific Loan, the Borrower shall prepay such amount on the Redelivery Day and the remaining Loan Balance in respect of such Loan shall be repaid on the earlier of (a) the Maturity Date; and (b) the next Recall Delivery Day (if applicable).

(v)	Redelivery in an Illiquid Market

Except with respect to Loans funded in Cash, if the Loan Assets cease to be listed on any of the three highest volume digital currency exchanges as determined by the Lender (acting reasonably) (the “Liquidity Exchanges”), the Borrower may repay the Loan Balance in other type of Digital Asset with an equivalent value as appraised by an independent third party valuer mutually appointed by both Parties or the Borrower may repay the Loan Balance in any other form mutually agreed between the Parties.

4.	Loan Fees and Transaction Fees

(a)	Loan Fee

Unless otherwise agreed, the Borrower shall pay to the Lender a loan fee on each Loan (the “Loan Fee”) as set out in the relevant Loan Term Sheet. The Loan Fee shall accrue from and including the first Utilization Date and including the date on which such Loan Assets are repaid in full to Lender (the “Loan Fee Period”). The Loan Fee shall be calculated on all outstanding portions of the Loan. The Loan Fee shall be calculated and paid in the same Digital Asset as the relevant Loan.

Loan Fee = Amount of outstanding Loan Assets x Loan Fee Rate
(as set out in the relevant Loan Term Sheet) x (Loan Fee Period /360).

Any Loan Fee, interest, commission of any other fee accruing under a Loan Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of a 360 days. The Lender shall provide the Borrower with the calculation upon request.

Any determination by the Lender of a rate or amount under any Loan Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

(b)	Late Fee

If the Borrower fails to pay any amount payable by it (including any Loan Fees) under a Loan Document on its due date (including the Maturity Date or a Redelivery Date), late fees shall accrue on each Unpaid Sum (or, as the case may be, the balance thereof outstanding) from its due date up to the date of actual payment (both before and after judgment) at a rate which is equal to two (2) per cent per annum above the applicable Loan Fee in respect of the applicable Loan for which there is an Unpaid Sum (the “Late Fee”). Any late fees accruing under this clause shall be immediately payable by the Borrower on demand by the Lender.

(c)	Early Termination Fees

The Borrower shall, in addition to the Loan Assets, pay to the Lender an early termination fee equal to a percentage (%) specified in the Loan Term Sheet of the amount of fee(s) that the Lender would have received between the period commencing on the day after the Loan Assets were repaid to and excluding the Maturity Date (the “Early Termination Fee”) in the event:

(i)	a Fixed Term Loan in respect of which the Borrower does not have a Prepayment Option is repaid prior to the Maturity Date on the Borrower’s request and the Lender provides written consent to such request.

The Early Termination Fee shall not apply:

(ii)	if the Borrower returns the Loan Assets to the Lender in the event of a Hard Fork in accordance with clause 6,

(iii)	if the Lender exercises the Call Option in accordance with clause 3(d)(iii),

(iv)	if a prepayment is made in accordance with clause 3(d)(iv) for Loans where the Borrower has a Prepayment Option, or

(v)	to any repayment or prepayment of the Effective Date Loan.

Any Early Termination Fees shall be paid to the Lender, at the same time as and together with, the repayment of Loan Assets.

(d)	Liquidation Fee

Except with respect to the Effective Date Loan, the Borrower shall, in addition to the Loan Assets, pay to the Lender a liquidation fee equal to the amount of fee(s) that the Lender would have received between the period commencing on the day after the Loan Assets were repaid to and excluding the relevant Maturity Date (the “Liquidation Fee”) in the event a Loan is terminated or repaid (i) as a result of an Event of Default, or (ii) following a Close Out. Any Liquidation Fees shall be paid to the Lender, at the same time as and together with, the repayment of Loan Assets. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, the Borrower shall not be obligated to pay any Liquidation Fees in connection with the Effective Date Loan or any repayment, prepayment or other termination thereof prior to the Effective Date Loan Maturity Date.

(e)	Payment of Fees

An invoice for the Loan Fees and any Late Fees (the “Invoice Amount”) shall be sent to the Borrower before the last seven Business Days of a calendar month and shall include any outstanding Loan Fees and Late Fees. The Invoice Amount shall be paid by the Borrower on the earlier of the date falling (i) five days following receipt of an invoice from Lender and (ii) the termination of a Loan. Any Early Termination Fees shall be paid, at the same time as and together with, the repayment of Loan Assets.

Any Loan Fee, Late Fee, and Early Termination Fees and/or Liquidation Fee (if applicable) shall be payable, unless otherwise agreed by the Parties in the Loan Term Sheet, in the same Loan Assets that were borrowed and on the same Blockchain as when the Loan was made.

5.	Tax gross-up

(a)	Tax gross-up

All payments to be made by the Borrower to the Lender under the Loan Documents shall be made free and clear of and without any Tax Deduction, unless the Borrower is required to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender the payment evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(b)	Tax indemnity

Without prejudice to clause 5 (a), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Loan Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, it shall immediately advise the Borrower.

6.	Hard Fork (only applicable to Master Loans)

(a)	Notification

In the event of a public announcement of a future Hard Fork or an Airdrop in the Blockchain for any Loan Assets or Collateral, the Lender shall provide email notification to the Borrower.

(b)	No Immediate Termination of Loans Due to Hard Fork

In the event of a Hard Fork in the Blockchain for any Loan Assets or an Airdrop, any outstanding Loans will not be automatically terminated. The Borrower and the Lender may agree to terminate a Loan without any penalties on an agreed date. Nothing herein shall relieve the Borrower’s and the Lender’s obligations under this Agreement.

(c)	Lender’s Right to New Tokens

The Lender will receive the benefit and ownership of any incremental tokens generated as a result of a Hard Fork of any Loan Assets in the Digital Asset protocol or an Applicable Airdrop (the “New Tokens”), if any one of the following three conditions are met:

●	Hash Power: the average hash power mining the New Token on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 5 per cent. of the hash power mining the Loan Assets on the day preceding the Hard Fork or Applicable Airdrop (calculated as a 3-day average of the 3 days preceding the Hard Fork).

●	Market Capitalisation: the average market capitalisation of the New Token (defined as the total value of the universe of all New Tokens) on the 30th day following the occurrence the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 5 per cent. of the average market capitalisation of the Loan Assets (defined as the total value of the Loan Assets less the total value of all New Tokens) (calculated as a 30-day average on such date).

●	24-Hour Trading Volume: the average 24-hour trading volume of the New Token on the 30th day following the occurrence the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 1 per cent. of the average 24-hour trading volume of the Loan Assets less the 24-hour trading volume of the New Tokens (calculated as a 30-day average on such date).

For the above calculations, the source for the relevant data on the Digital Asset hash power, market capitalisation, and 24-Hour trading volume will be Blockchain.com and the source for the hash power of the New Token will be bitinfocharts.com (or, if the websites do not provide the required information, the Parties shall mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).

If the Hard Fork or Applicable Airdrop in the Blockchain of the Loan Assets meets the criteria above, the Borrower will have up to 60 days from the Hard Fork or Applicable Airdrop to transfer the New Tokens to the Lender. If sending the New Tokens to the Lender is prohibitively burdensome, upon the Lender’s written consent, the Borrower can reimburse the Lender for the value of the New Tokens by way of a one-time payment in the same currency of the Loan Assets using the Blended Spot Price. Alternatively, subject to the Lender’s written agreement, the Parties may agree to other methods of making the Lender whole for the Borrower’s failure to transfer New Tokens to the Lender.

In all cases, the Borrower will be solely responsible for payment of all additional costs incurred by any transfer method other than returning the New Tokens to the Lender, including but not limited to technical costs, third party fees and tax obligations for the transaction, including but not limited to a tax gross-up payment (the “New Token Fee”). For the avoidance of doubt, if the Borrower returns a Loan to the Lender prior to the 30th day following a Hard Fork, the Borrower’s obligations under this clause 6 shall continue for any New Tokens that meet the criteria in this clause 6 (c) for such Loan on the 30th day following the Hard Fork.

(d)	The Borrower’s Right to New Tokens

If a Hard Fork meeting the criteria set forth in this clause 6 (c) occurs with regard to Digital Asset(s) held as Collateral, the Lender will have up to 60 days from the Hard Fork or Applicable Airdrop to transfer the New Tokens to the Borrower. If sending the New Tokens to the Borrower is burdensome (as determined by the Borrower acting in its sole and absolute discretion), upon the Borrower’s written consent, the Lender can make a one-time reimbursement to the Borrower for the value of the New Tokens in the same Collateral reflecting the amount of the New Tokens using the Blended Spot Price. In all cases, the Lender will be solely responsible for payment of all additional costs incurred by any transfer method other than returning the New Tokens to the Borrower, including but not limited to technical costs, third party fees, and tax obligations for the transaction, including but not limited to a tax gross-up payment.

7.	Parties’ Representations and Warranties

The Parties hereby make the following representations, warranties and agreements to the other Party on the date of this Agreement and the representations and warranties are deemed to be repeated on each day by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(a)	It is a limited liability corporation or, where relevant, a company limited by shares, as applicable, duly incorporated and validly existing under the laws of its jurisdiction of organization or incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

(c)	It is capable of being sued in its own right.

(d)	The obligations expressed to be assumed by it in each Loan Document to which it is a party are legal, valid, binding and enforceable obligations.

(e)	The entry into and performance by it of, and the transactions contemplated by, the Loan Documents do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or its assets or constitute a default or termination event (however described) under any such agreement or instrument, in each case, if such conflict, default or termination event has or is reasonably likely to have a Material Adverse Effect.

(f)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Loan Documents to which it is or will be a party and the transactions contemplated by those Loan Documents.

(g)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Loan Documents to which it is a party; and

(ii)	to make the Loan Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(h)	It is a sophisticated party and has the knowledge, expertise and experience in financial matters to evaluate the risks involved in the transactions contemplated in the Loan Documents.

(i)	The choice of the law of the State of New York as the governing law of the Loan Documents will be recognised and enforced in the Relevant Jurisdiction.

(j)	Any award or judgment obtained in the United States of America in relation to the relevant Loan Documents will be recognised and enforced in the Relevant Jurisdiction.

8.	Borrower’s Representations and Warranties

The Borrower hereby makes the following representations and warranties to the Lender on the date of this Agreement and the representations and warranties are deemed to be repeated on each day by reference to the facts and circumstances existing at the date the representation or warranty is expressly deemed to be made.

(a)	All Authorisations necessary for the conduct of its business, trade and ordinary activities have been obtained or effected and are in full force and effect;

(b)	No limit on the Borrower’s powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Loan Documents to which it is a party.

(c)	It is not required under the law of the jurisdiction where it is organized or resident or at the address specified in any Loan Document to make any deduction for or on account of Tax from any payment the Borrower may make under any Loan Document.

(d)	No Event of Default has occurred and is continuing or is reasonably likely to result from the making of any Utilisation Request or the entry into, the performance of, or any transaction contemplated by, any Loan Document.

(e)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

(f)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, is reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been initiated or threatened against it.

(g)	No judgment or order of a court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief) has been entered against it.

(h)	It is acting for its own account.

(i)	Neither it nor any of its assets are immune to any legal action or proceeding.

(j)	It is not insolvent and is not subject to any bankruptcy or insolvency proceedings under any Applicable Laws.

(k)	It has or will have at the time of transfer of any Collateral, the legal and beneficial ownership and the right to transfer the Collateral to the Lender subject to the terms and conditions hereof. The security over the Collateral has or will have first priority ranking and it is not subject to any prior ranking security interest.

(l)	It has delivered to the Lender a copy of the most recent unaudited consolidated financial statements, including a balance sheet as at the end of the period covered thereby, and each of said statements and the related notes thereto are complete and correct in all material respects and fairly present in all material respects when taken as a whole the consolidated financial condition and results of operations of Borrower and its consolidated subsidiaries, all in conformity with generally accepted accounting principles consistently applied.

9.	Borrower’s Covenants

The undertakings in this clause 9 remain in force from the date of this Agreement for so long as any amount is outstanding under the Loan Documents.

(a)	The Borrower shall promptly:

(i)	obtain, comply with and take all other actions requested in writing by the Lender that are reasonably necessary to maintain the Loan Documents and the security interest of Lender created thereby in full force and effect; and

(ii)	upon the reasonable written request of the Lender, supply certified copies to the Lender of:

(A)	any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(1)	enable it to perform its obligations under the Loan Documents;

(2)	ensure the legality, validity, enforceability or admissibility in evidence of any Loan Document; and

(3)	carry on its business have been obtained and in full force and effect, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	The Borrower shall comply in all respects with all laws (including but not limited to any anti-money laundering, anti-terrorism and sanctions laws) to which it may be subject, except to the extent any such non-compliance is not reasonably likely to have a Material Adverse Effect.

(c)	The Borrower shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Loan Documents rank at least with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

(d)	The Borrower shall, as soon as the same becomes available but in any event within one hundred fifty (150) days after the end of its fiscal year, deliver to the Lender a copy of its most recent unaudited consolidated financial statements and balance sheet for that fiscal year. The Borrower shall ensure that the statements and the related notes thereto are complete, correct and fairly presents in all material respects when taken as a whole the consolidated financial condition and results of its and its subsidiaries operations and drawn up and prepared in conformity with generally accepted accounting principles consistently applied.

(e)	The Borrower shall comply with all provisions set out in Schedule 3 (in respect of a Master Loan).

(f)	The Borrower will not engage in any market activity or commit any act that would or is reasonably likely to damage the fairness, integrity, proper functioning or orderliness of the Approved Platforms.

(g)	The Borrower will comply with all Applicable Rules with respect to all Trades entered into on an Approved Platform (if applicable).

10.	Borrower’s Default

Any of the following events shall constitute an event of default, and shall be herein referred to as an “Event(s) of Default”:

(a)	the failure by the Borrower to return any and all Loan Assets on the due date of such Loan and such failure continues for a period of five (5) Business Days;

(b)	the failure by the Borrower to pay any and all Loan Fees, Late Fees, or to remit any New Tokens or pay any New Token Fee in accordance with clause 4 and such failure continues for a period of five (5) Business Days;

(c)	the Borrower fails to respond to the First Notification within the First Notification Period;

(d)	in respect of a Master Loan only:

(i)	the Borrower fails to transfer Collateral as required by with clause 3(c) or Schedule 3;

(ii)	the Borrower fails to deliver the Additional Collateral in accordance with Schedule 3 by the end of the Second Notification Period;

(iii)	the Collateral Level falls below the Liquidation Level ;

(iv)	the Borrower fails to agree the replacement Digital Asset with the Lender within 24 hours of the Lender’s notification and fails to prepay all or a portion of the Loan Balance pursuant to Schedule 3 paragraph (1)(b) ; or

(v)	the Borrower fails to replace the Collateral with a different Digital Asset (as agreed between the Lender and the Borrower) within the stipulated time period set out in Schedule 3 paragraph (1)(b)(i) ;

(e)	a moratorium is declared in respect of any indebtedness of the Borrower. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(f)	any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(ii)	[Reserved];

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(iv)	enforcement of any security over any material assets of the Borrower,

or any analogous procedure or step is taken in any jurisdiction. Clause 10 (f) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within ninety (90) days of commencement thereof.

(g)	any expropriation, attachment, sequestration, execution or other enforcement action or any analogous process in any applicable jurisdiction affects any asset or assets of the Borrower;

(h)	the Borrower fails to comply with any other provisions contained in the Loan Documents and such failure continues for a period of thirty (30) days after the earlier of (a) the date on which Borrower discovers such failure or (b) the date on which Borrower receives written notice from Lender of such failure;

(i)	the Borrower is:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law; or

(iii)	suspends or threatens to suspend making payments on any of its debts.

(j)	the value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities);

(k)	any representation or statement made or deemed to be made by the Borrower in any of the Loan Documents is or proves to be incorrect or misleading in any material respect when made or deemed to be made;

(l)	it is or becomes unlawful for the Borrower to perform any of its obligations under the Loan Documents;

(m)	any obligation or obligations of the Borrower under the Loan Documents ceases to be legal, valid and binding or enforceable;

(n)	the Borrower rescinds or purports to rescind or repudiates or purports to repudiate a Loan Document or any obligations hereunder;

(o)	any foreign exchange controls or regulations are imposed that shall have the effect of prohibiting, or materially delaying the remittance of any amount (including Digital Assets) due under the Loan Documents;

(p)	Any indebtedness in excess of $5,000,000 of the Borrower and/or any of its Affiliates, for the avoidance of doubt, excluding any indebtedness owed to Two Prime Lending Limited):

(i)	is not paid when due nor within any originally applicable grace period;

(ii)	is declared to be or otherwise becomes (or the relevant creditor of the indebtedness becomes entitled to declare the indebtedness) due and payable prior to its specified maturity as a result of an event of default (however described); or

(iii)	which arises under a commitment is canceled or suspended by the relevant creditor as a result of an event of default (however described).

“Indebtedness” means any indebtedness for or in respect of: moneys borrowed, any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent, any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, the amount of any liability in respect of any lease or hire purchase contract which would be treated as a balance sheet liability, receivables sold or discounted (other than any receivables to the extent they are sold on a non recourse basis), any amount raised under any other transaction having the commercial effect of a borrowing, any derivative transaction, (h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution.

Upon the occurrence of an Event of Default, the defaulting party shall give prompt written notice to the other Party upon becoming aware of such Event of Default. Notwithstanding any provisions in this Agreement, the Lender shall only be required to make payment, deliver or fulfill any obligations owed to the Borrower hereunder if a Potential Event of Default has not occurred and no Event of Default is continuing in respect of the Borrower.

11.	Remedies

(a)	On and at any time after the occurrence and during the continuance of an Event of Default (in respect of the Borrower), the Lender may, acting in its sole and absolute discretion:

(i)	declare the entire or any part of the Loan Balance outstanding for any Loan or Loans together with accrued interest and all other amounts accrued or outstanding under the Loan Documents immediately due and payable whereupon they shall become immediately due and payable;

(ii)	declare the entire or any part of the Loan Balance outstanding for the Loan or Loans together with accrued interest and all other amounts accrued or outstanding under the Loan Documents be payable on demand;

(iii)	undertake a Buy-In, in which case the Loan Balance outstanding shall not become repayable and the Borrower shall instead be required to pay to the Lender an amount equal to the Buy-In Loan Balance Equivalent immediately following notification of such amount by the Lender to the Borrower;

(iv)	in respect of a Master Loan only:

Initiate a sale of any Collateral for a Master Loan from the collateral account to the Lender’s operating account for any non-payment, liability, obligation, or indebtedness created by the Loan, provided that the excess proceeds from the sale of the Collateral shall be returned the Borrower, together with a proof of such sale, or, where the Lender elects to undertake a Price Exposure Hedging, at a time in the Lender’s absolute discretion, and provided in either case that the proceeds of any sale shall be:

(A)	net of all reasonable and documented transaction costs and expenses to the Lender and be reduced by any Liquidation Costs (if applicable for such Loan); and

(B)	be adjusted to take into account any Hedging Gains or any Hedging Losses arising from any Price Exposure Hedging undertaken by the Lender;

The Borrower shall have no right to determine the Digital Assets to be sold or the order, manner or price of the sale. Lender shall act in a commercially reasonable manner and provide full details of any sale, hedge or other calculation, including the time and price.

(v)	Exercise all other rights and remedies available to the Lender under the Loan Documents, under Applicable Law, or in equity.

(b)	In the case where the loan is an unsecured loan, failure to return loaned assets in kind would be subject to review where the Borrower is responsible for returning assets off its balance sheet to the Lender to cover all costs of the loan. Including all loaned assets value and the interest costs incurred during the lifetime of the loan.

(c)	Set Off

(i)	The Lender may, with prior notice delivered to the Borrower, set-off any obligation due from the Borrower under the Loan Documents against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, the currency or type of digital asset in which the obligation is owed. If the obligations are in different currencies or in Digital Assets, the Lender may convert either obligation at a market rate of exchange in its usual course of trading for the purpose of the set-off.

(ii)	For clarity, the Collateral shall be deemed an obligation owed by the Lender to the Borrower for the purpose of this set-off clause and the Lender may (but shall not be obliged to) sell the Collateral to recover any obligation due from the Borrower to the Lender under the Loan Documents.

12.	Parties’ Limitation of Liability

Under no circumstances shall either Party be responsible or liable for any indirect, special, incidental, consequential or punitive losses, claims, awards and proceedings, nor any loss of profits, expectation of profit, business, revenue or anticipated savings, loss of information, interruption to business or damage to goodwill in any way whatsoever in each case arising from Lender’s actions, inactions or omissions under or relating to any Loan Documents.

13.	Lender’s limitation of liability

(a)	Nothing in this Agreement shall constitute the Lender acting as a trustee, fiduciary or an advisor to the Borrower.

(b)	The Lender shall not be responsible or liable for any losses, actions or claims of any kind or nature whatsoever arising out of the Borrower’s actions, inactions or omissions hereunder, including errors (including errors of transmission), inaccuracies, changes in market conditions or other circumstances, whether or not within the Lender’s control, except to the extent any such losses or claims resulted from the bad faith, gross negligence or willful misconduct of Lender.

(c)	The Lender (i) will not be liable for any loss that arises from a default by, and (ii) shall not be responsible for monitoring the performance or conduct of any counterparty, custodian, any sub-custodian or any other person or entity, which holds Digital Assets or other assets on the Borrower’s behalf or for the benefit of the Borrower, provided that (if applicable) the Lender had taken reasonable care in its choice or recommendation of such third party and except to the extent any such losses or liabilities resulted from the bad faith, gross negligence or willful misconduct of Lender.

(d)	The Lender will not be responsible or liable for any losses, actions or claims of any kind or nature whatsoever which arise as a result of a Force Majeure Event or a change to its policies or procedures which the Lender has reasonably determined (in consultation with the Borrower) have been required to account for change in Applicable Law or for the purposes of reducing or eliminating any legal, regulatory, operational, security or reputational risks. In such a case and subject to Clause 12 above, the Lender’s obligations will be suspended for so long as the Force Majeure Event continues or any change in its policies or procedures remain in effect.

(e)	[Reserved.]

(f)	The Borrower is solely responsible for and shall bear all the risks associated with the entry into of a Trade or holding or depositing Digital Assets on an Approved Platform (including but not limited to the suspension of withdrawals or transfers by, insolvency of, theft of cryptocurrency held on or cyberattacks on an Approved Platform).

(g)	The benefit of the limitation of liability provisions in this section shall apply severally to the Lender, each its Affiliates, and each of the Lender’s or it’s Affiliates’ partners, directors, officers, employees and any person controlled by or controlling the Lender.

14.	Instructions to the Lender

(a)	The Lender shall be entitled to assume that any instructions or requests received by it from an Authorized Agent of the Borrower are duly given in accordance with the terms of the Loan Documents and unless it has received notice of revocation, that those instructions or requests have not been revoked.

(b)	The Lender is entitled to act upon instructions (“Valid Instructions”) from an Authorized Agent via the electronic means advised by the Lender. The Lender will act in accordance with the Valid Instructions in a reasonable and proper manner, upon such timeframes as advised by the Lender to the Borrower from time to time. If any Valid Instructions are incomplete, unclear, ambiguous, and/or in conflict with other Valid Instructions, the Lender may refrain from acting until any incompleteness, lack of clarity, ambiguity or conflict has been resolved to its satisfaction.

(c)	The Lender may reject or decide, in its absolute discretion, without any liability on its part, not to act on any Valid Instruction (i) based on the Lender’s applicable policies and procedures, including the results of its transaction monitoring and screening procedures, (ii) where the Lender reasonably doubts the contents, authorisation or origination of the Valid Instruction or compliance with the Lender’s policies and procedures and (iii) if in the Lender’s opinion it is outside the scope of its duties under this Agreement or are contrary to any Applicable Law.

15.	Governing Law; Dispute Resolution; Waiver of Jury Trial

(a)	The execution, performance, termination and interpretation of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

(b)	The state and federal courts located in the City and County of New York have exclusive jurisdiction to settle any dispute arising or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”). The Parties agree that the United States District Court for the Southern District of New York located in the city of New York is the most appropriate and convenient court to settle a Dispute and accordingly no Party will argue to the contrary. The Lender shall not be prevented from taking an affirmative judgment relating to a Dispute to any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings to enforce a final judgment in any number of jurisdictions.

(c)	TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, CLAIM, OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OR ANY TYPE ARISING OUT OF OR DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

16.	Confidentiality

(a)	Each Party to this Agreement shall hold in confidence all information obtained from the other Party in connection with this Agreement and the transactions contemplated hereby, including without limitation any discussions preceding the execution of this Agreement (collectively, “Confidential Information”). Confidential Information shall not include information that the receiving Party demonstrates with competent evidence was, or becomes, (i) available to the public through no violation of this clause 16, (ii) in the possession of the receiving Party on a non-confidential basis prior to disclosure, (iii) available to the receiving Party on a non-confidential basis from a source other than the other Party or its affiliates, subsidiaries, officers, directors, employees, contractors, attorneys, accountants, bankers or consultants (the “Representatives”), or (iv) independently developed by the receiving Party without reference to or use of such Confidential Information.

(b)	Each Party shall (i) keep such Confidential Information confidential and shall not, without the prior written consent of the other Party, disclose or allow the disclosure of such Confidential Information to any third party, except as otherwise herein provided, and (ii) restrict internal access to and reproduction of the Confidential Information to a Party’s Representatives only on a need to know basis; provided, however, that such Representatives shall be under an obligation of confidentiality at least as strict as set forth in this clause 16.

(c)	Each Party also agrees not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Agreement.

(d)	The provisions of this clause 16 will not restrict a Party from disclosing the other Party’s Confidential Information to the extent required by any law, regulation, or direction by a court of competent jurisdiction or government agency or regulatory authority with jurisdiction over said Party; provided that the Party required to make such a disclosure uses reasonable efforts to give the other Party reasonable advance notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure.

(e)	The obligations with respect to Confidential Information shall survive for a period of five (5) years from the date of this Agreement. Notwithstanding anything in this agreement to the contrary, a Party may retain copies of Confidential Information (the “Retained Confidential Information”) to the extent necessary (i) to comply with its recordkeeping obligations, (ii) in the routine backup of data storage systems, and (iii) in order to determine the scope of, and compliance with, its obligations under this clause 16; provided, however, that such Party agrees that any Retained Confidential Information shall be accessible only by legal, compliance or administrative/managerial personnel of such Party and the confidentiality obligations of this clause 16 shall survive with respect to the Retained Confidential Information for so long as such information is retained.

17.	Notices

(a)	Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be delivered or sent by electronic mail (at such email addresses as a Party may designate in accordance herewith) as set forth below:

Naka SPV 2, LLC:
c/o Kindly MD, Inc.
5097 South 900 East, Suite 100
Salt Lake City, Utah 84117
Attention: General Counsel
Email: Kyle.simon@nakamoto.com

Two Prime Lending:
Two Prime Lending Limited
Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands

Brendon Kelley
Email: brendon.kelley@twoprime.fund

Attn: Adam Richard
Email: Adam.richard@twoprime.fund

Attn: Alexander Blume
Email: alexander.blume@twoprime.fund

Either Party may change its address by giving the other Party written notice of its new address as herein provided.

(b)	Any communication to be made between any two Parties under or in connection with the Loan Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(c)	Any such electronic communication as specified in clause 17 (a) above to be made between two Parties may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(d)	Any reference in a Loan Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 17.

18.	Miscellaneous

(a)	Amendments and Waivers

Any amendment or waiver to the Loan Documents shall be effective only with the written consent of the Lender and the Borrower.

(b)	Entire Agreement

This Agreement, each schedule referenced herein, and all Loan Term Sheets constitute the entire Agreement among the Parties with respect to the subject matter hereof and supersede any prior negotiations, understandings and agreements with respect to the subject matter of this Agreement.

(c)	Successors and Assigns

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the Parties; provided, that either Party may not assign this Agreement or any rights or duties hereunder without the prior written consent of the other Party (such consent to not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, in the event of a change of control of Lender or the Borrower, such Party shall provide the other Party with written notice prior to such change of control. For purposes of the foregoing, a “change of control” shall mean a transaction or series of related transactions in which a person or entity, or a group of affiliated (or otherwise related) persons or entities acquires from equity holders of the Party shares (or other similar equity interests) representing more than fifty percent (50 per cent.) of the outstanding voting stock of such Party.

Neither this Agreement nor any provision hereof, nor any schedule hereto or document executed or delivered herewith, or Loan Term Sheet hereunder, shall create any rights in favor of or impose any obligation upon any person or entity other than the parties hereto and their respective successors and permitted assigns. The Parties agree that neither Party’s parents or affiliates shall have any liability under this Agreement nor do such related entities guarantee any of that Party’s obligations under this Agreement.

(d)	Severability of Provisions

Each provision of this Agreement shall be viewed as separate and distinct, and in the event that any provision shall be deemed by an arbitrator or a court of competent jurisdiction to be illegal, invalid or unenforceable, the arbitrator or court finding such illegality, invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to such provision. Any provision which cannot be so modified or reformed shall be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

(e)	Counterparts; Electronic Execution

(i)	This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

(ii)	Delivery of an executed counterpart of this Agreement by email or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of similar import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. Tech. §§ 301 to 309).

(f)	Relationship of Parties

Nothing contained in this Agreement shall be deemed or construed by the Parties, or by any third party, to create the relationship of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of the Borrower and Lender.

(g)	No Waiver

The failure of or delay by either Party to enforce an obligation or exercise a right or remedy under any provision of this Agreement or to exercise any election in this Agreement shall not be construed as a waiver of such provision, and the waiver of a particular obligation in one circumstance will not prevent such Party from subsequently requiring compliance with the obligation or exercising the right or remedy in the future. No waiver or modification by either Party of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by both parties.

(h)	Third party rights

Unless expressly provided to the contrary in a Loan Document a person who is not a Party has no right to enforce or enjoy the benefit of any term of this Agreement.

(i)	Termination

The term of this Agreement shall commence on the date hereof for a period of one year, and shall be automatically renewed for successive one-year terms annually, unless either Party provides notice of a desire to terminate this Agreement no less than ten (10) days prior to the end of such one-year period. Notwithstanding the aforementioned, this Agreement may be terminated by a Party giving at least 30 days’ notice of termination to the other Party. All Loan Balance(s) outstanding for all Loans together with accrued interest and all other amounts accrued or outstanding under the Loan Documents shall be immediately due and payable on the termination date.

19.	Indemnification

(a)	Currency indemnity

If any sum due from the Borrower under the Loan Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

then the Borrower shall as an independent obligation, within ten (10) Business Days of written demand from the Lender therefor, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

The Borrower waives any right it may have in any jurisdiction to pay any amount under the Loan Documents in a currency or currency unit other than that in which it is expressed to be payable.

(b)	Other indemnities

The Borrower shall, within ten (10) Business Days of written demand from the Lender therefor, indemnify the Lender and its Affiliate against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	any information provided or approved by the Borrower being or being alleged to be misleading and/or deceptive in any material respect;

(iii)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower with respect to the transactions contemplated or financed under the Loan Documents;

(iv)	a failure by the Borrower to pay any amount due under a Loan Document on its due date (after giving effect to any applicable grace or cure periods);

(v)	funding, or making arrangements to fund, its participation in a Loan requested by a the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(vi)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

provided that, in no event shall the Borrower be obligated to indemnify the Lender, any of its Affiliates, or any officer or employee of the Lender or any of its Affiliates, for any cost, loss or liability incurred as a result of the bad faith, gross negligence or willful misconduct of the Lender or any of its Affiliates (or any officer or employee of the Lender or any of its Affiliates).

The Borrower shall promptly indemnify the Lender, each Affiliate and each officer or employee of the Lender, against any cost, loss or liability incurred by the Lender (or its Affiliate, officer or employee) in connection with or arising out of the use of proceeds of any Loan or the funding of any Loan or the transaction contemplated under and in connection with the Loan Documents, provided that, in no event shall the Borrower be obligated to indemnify the Lender, any of its Affiliates, or any officer or employee of the Lender or any of its Affiliates, for any cost, loss or liability incurred as a result of the bad faith, gross negligence or willful misconduct of the Lender or any of its Affiliates (or any officer or employee of the Lender or any of its Affiliates). Any Affiliate, officer or employee of the Lender may rely on this clause 19 (b).

[Remainder of Page Intentionally Left Blank; Signature Pages Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

Two Prime Lending Limited

By:	/s/ Brendon Kelly
Name:	Brendon Kelly
Title:	Director of Lending

Naka SPV 2, LLC

By:	/s/ Kyle Simon
Name:	Kyle Simon
Title:	Secretary

SCHEDULE 1 (AUTHORIZED AGENTS)

Authorized Agents. The following are authorized to act on behalf of Two Prime Lending:

Name: Brendon Kelley
Email: brendon.kelley@twoprime.fund

Name: Adam Richard
Email: adam.richard@twoprime.fund

Name: Alexander Blume
Email: alexander.blume@twoprime.fund

Two Prime Lending may change its Authorized Agents by written notice given to the other party as provided in accordance with clause 17. Such notice shall not be considered to be a modification of or amendment to this Agreement for purposes of clause 18.

The following persons are authorized to act on behalf of Naka SPV 2, LLC:

Name: Tyler Evans
Email: tyler@nakamoto.com

Name: David Bailey
Email: david@nakamoto.com

Name: Kyle Simon
Email: kyle.simon@nakamoto.com

Naka SPV 2, LLC may change its Authorized Agents by written notice given to the other party as provided in accordance with clause 17. Such notice shall not be considered to be a modification of or amendment to this Agreement for purposes of clause 18.

SCHEDULE 2 (TERM SHEETS)

LOAN TERM SHEET – MASTER LOAN

The following Loan Term Sheet, dated as of September 30th, 2025, incorporates all of the terms of the Master Loan Agreement entered into by and between Two Prime Lending Limited, a limited company and existing under the laws of British Virgin Islands (“Two Prime”), and Naka SPV 2, LLC, a Delaware limited liability company (“Naka”) on September 30th, 2025, and provides for the following specific terms:

Borrower: Naka

Lender: Two Prime

Loan Asset Type: United States Dollars

Loan Assets: $203,017,500 United States Dollars

Loan Fee: 8.5% percent. per ann.

Early Termination Fee: Zero (0%) percent.

Loan Type: Fixed Term Loan with Prepayment Option and no Call Option

First Utilization Date: September 30th, 2025

Maturity Date: September 30th, 2026

Initial Collateral Level: 160 percent.

Collateral: Bitcoin or other Digital Assets reasonably agreed to between Two Prime and Naka

Collateral Call Level: 135 percent.

Liquidation Level: 125 percent.

Collateral Refund Level: 190 percent.

Digital Asset Address Designated by Two Prime	Digital Asset Address Designated by Naka
Account Title: Two Prime Lending Limited USD Address/Bank: N/A BTC Address: N/A

Account Title:

“Naka SPV 2, LLC <> Two Prime Lending Limited (Blocked ACA)”

USD Address/Bank:

Anchorage Digital Bank N.A.
101 S. Reid Street, Suite 307, #329
Sioux Falls, South Dakota 57103

BTC Address:

Anchorage Digital Bank N.A.
101 S. Reid Street, Suite 307, #329
Sioux Falls, South Dakota 57103

Digital asset address(es) designated here could only be changed by written notice given to the other Party pursuant to clause 17 “Notices” of this Agreement.

Two Prime Lending Limited		Naka SPV 2, LLC

By:	/s/ Brendon Kelly	By:	/s/ Kyle Simon
Name:	Brendon Kelly	Name:	Kyle Simon
Title:	Director of Lending	Title:	Secretary

SCHEDULE 3 (MASTER LOANS)

1.	Collateral

(a)	The Borrower shall deliver or cause to be delivered to a Lender’s Account (which, for the avoidance of doubt, shall include the Anchorage Account), within twenty-four (24) hours with respect to the Effective Date Loan, Collateral in Digital Assets with a value (expressed as a percentage) at least equal to the Initial Collateral Level of the Loan Assets as set out in the Loan Term Sheet. Collateral shall always be valued at the Blended Spot Price. For the avoidance of doubt, the Collateral Level as of any date of determination means the ratio (expressed as a percentage) of the (i) value of the Collateral as of such date to (ii) value of the outstanding Loan Assets as of such date. Reference to Collateral shall include any Additional Collateral (defined below) subsequently provided by the Borrower.

(b)	For the avoidance of doubt and notwithstanding that the Loan Term Sheet sets out the type and amount of Collateral to be provided, if the Lender (in its reasonable discretion) determines that there is any regulatory or liquidity risk in relation to, or litigation against the issuer of, the Digital Asset provided as Collateral, or in the event that the value of the Collateral (based on the Blended Spot Rate as of any date of determination) decreases by 25 % or more within a twelve (12) hour rolling period, the Lender shall have the right to, by written notice to the Borrower, require the Borrower to replace the Collateral with a different Digital Asset (such Digital Asset to be agreed between the Lender and the Borrower) which alternative Digital Asset shall be transferred to a Lender’s Account (which, for the avoidance of doubt, shall include the Anchorage Account) within one (1) Business Days of the date on which the Lender and the Borrower agree on the type of alternative Digital Asset to be provided as Collateral.

If the Borrower replaces the Collateral pursuant to this paragraph (b), the Lender shall return the previous Collateral to the Borrower in accordance with paragraph (e) below.

(c)	The Collateral transferred by the Borrower to a Lender’s Account (which, for the avoidance of doubt, shall include the Anchorage Account) shall be for the account of the Lender in respect of the relevant Loan obligations of the Borrower to the Lender hereunder. The Borrower hereby pledges with, collaterally assigns absolutely to, and grants the Lender a continuing first priority security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the Loan Assets by the Lender to the Borrower and which shall immediately cease upon the unconditional and irrevocable repayment of all amounts owing by the Borrower to the Lender pursuant to the Loan Documents.

(d)	If the Lender transfers Loan Assets to the Borrower and the Borrower does not transfer Collateral to a Lender’s Account (which, for the avoidance of doubt, shall include the Anchorage Account) sufficient to comply with any Collateral Level set forth in the Loan Term Sheet within twelve (12) hours of receipt of the Loan Assets, the Lender shall (even where the Lender does not have a Call Option) have the right to demand that the Borrower repay the Loan Assets immediately. If the Borrower transfers Collateral to Lender pursuant to this Schedule 3 and the Lender does not transfer the Loan Assets to the Borrower within 12 hours of receipt of the Collateral, the Borrower shall have the right (even where the Borrower does not have a Prepayment Option) to demand that that Lender returns the Collateral to the Borrower. The Lender’s obligation to return the Collateral under this paragraph 1(d) shall not be affected by an act, omission, matter or thing which would reduce, release or prejudice any of its obligations hereunder and neither Party shall be entitled to claim any cyber security issue, technical malfunction, hacker activity, or other misappropriation of funds as a force majeure event to release or mitigate its obligations hereunder.

(e)	The Lender shall return to the Borrower the same amount and type of Collateral, including any Additional Collateral or Margin Call adjustments within 6 hours of the Lender’s confirmation that the Loan Assets have been unconditionally and irrevocably returned to the Lender (the “Collateral Return Date”). The returned Collateral should be transferred into an applicable Digital Asset Address designated by the Borrower and notified to the Lender. The Lender’s obligation to return the Collateral under this paragraph 1(e) shall not be affected by an act, omission, matter or thing which would reduce, release or prejudice any of its obligations hereunder and neither Party shall be entitled to claim any cyber security issue, technical malfunction, hacker activity, or other misappropriation of funds as a force majeure event to release or mitigate its obligations hereunder.

(f)	For each calendar day after the Collateral Return Date in which Lender has not returned the entirety of the Collateral, the Lender shall incur an additional nominal fee of 10 per cent. (annualized, calculated daily) on the value of all outstanding portions of the Collateral. Such fee shall be payable by the Lender to the Borrower on demand.

(g)	The Borrower understands that it is not entitled to receive any interest on any Collateral transferred to the Lender, except as set forth in clause (f) above or unless otherwise agreed between the Parties in writing.

2.	Collateral Requirements

(a)	If during the term of a Loan, the Collateral Level falls below the “Collateral Call Level” as set forth on the Loan Term Sheet, the Lender shall have the right to require the Borrower to contribute additional Collateral up to the Initial Collateral Level (the “Additional Collateral”). Notwithstanding anything in this Schedule 3 to the contrary, if the Collateral Level falls below the “Collateral Call Level” as set forth on the Loan Term Sheet, the Borrower shall have the right to repay or return Loan Assets in an amount sufficient to eliminate such shortfall in lieu of contributing Additional Collateral.

(b)	In the event that the value of the Loan Assets decreases or the value of the Collateral increases such that the value of the Collateral to the Loan Assets (expressed as a percentage) is above the Collateral Refund Level, the Borrower may request via email that the Lender returns to the Borrower a portion of the Collateral in excess of the Initial Collateral Level as indicated in the Loan Term Sheet (“Excess Collateral”).

(c)	If the Lender requires the Borrower to contribute Additional Collateral, or if the Borrower requires the Lender to return Excess Collateral, such requesting party (the “Requesting Party”) shall send an email notification (the “First Notification”) to the other party setting out the information below (the “Details”):

(i)	the amount of the Loan Assets,

(ii)	the amount of the Collateral,

(iii)	the Blended Spot Price, if applicable, and

(iv)	the amount of Additional Collateral required based on the Collateral Call Level or the amount of Excess Collateral required based on the Initial Collateral Level, if applicable.

(d)	The Borrower or, as the case may be, the Lender shall have twenty-four (24) hours from the time the requesting party sends such First Notification if sent on a Business Day during Business Hours or twenty-four (24) hours from the time the requesting party sends such First Notification if sent outside of Business Hours (the First Notification Period”) to either:

(i)	respond and send the Additional Collateral to the Lender or return the Excess Collateral to the Borrower; or

(ii)	acting reasonably and in good faith, respond that the Collateral Level has changed sufficiently such that the transfer of Excess Margin or the return of Excess Collateral (as applicable) is no longer required (a “Rejection”).

(e)	The Borrower’s failure to respond to the First Notification within the First Notification Period will trigger an Event of Default and the Lender shall be entitled to exercise its rights under clause 11.

(f)	If the Borrower responds to the First Notification:

(i)	with a Rejection and the Collateral Level is still below the Collateral Call Level; or

(ii)	but fails to provide the Additional Collateral by the end of the First Notification Period,

the Lender shall send a second email notification (the “Second Notification”) to the Borrower setting out the relevant Details. The Borrower shall have another six (6) hours from the time the Lender sends the Second Notification (the “Second Notification Period”) to provide the Additional Collateral.

(g)	If the Additional Collateral is not received in a Lender’s Account (which, for the avoidance of doubt, shall include the Anchorage Account) by the end of the Second Notification Period, this shall automatically trigger an Event of Default and the Lender shall be entitled to exercise its rights under clause 11.

(h)	If the Lender fails to respond to the First Notification within the First Notification Period, the Borrower shall be entitled to dispose of or initiate a sale of the Loan Assets, provided however, the excess proceeds after first paying off the Loan Balance outstanding for the Loan together with accrued interest and all other amounts accrued or outstanding under the Loan Documents from the disposal or sale of Loan Assets shall be returned the Lender, together with a proof of sale.

(i)	If the Lender responds to the First Notification:

(i)	with a Rejection and the Collateral Level is still above the Collateral Refund Level; or

(ii)	but fails to return the Excess Collateral in the applicable Digital Asset Address designated by the Borrower by the end of the First Notification Period,

the Borrower shall send a second email notification (the “Second Notification”) to the Lender setting out the relevant Details. The Lender shall have another twenty-four (24) hours from the time the Borrower sends the Second Notification (the “Second Notification Period”) to return the Excess Collateral.

(j)	If the Excess Collateral is not received in the applicable Digital Asset Address designated by the Borrower by the end of the Second Notification Period, the Borrower shall be entitled to dispose of or initiate a sale of the Loan Assets, provided however, the excess proceeds after paying off the Loan Balance outstanding for the Loan together with accrued interest and all other amounts accrued or outstanding under the Loan Documents from the disposal or sale of Loan Assets shall be returned the Lender, together with a proof of sale.

(k)	Liquidation Level

If during the term of a Loan, the Collateral Level falls below the Liquidation Level as set forth on the Loan Term Sheet, this shall automatically trigger an Event of Default and the Lender shall have the right to sell the Collateral in any manner and through any market or dealer, (without prior notice to the Borrower) and shall be entitled to exercise its rights under clause 11. The Borrower understands and agrees that it shall have no right or opportunity to determine the Digital Assets to be sold or the order, manner or price of sale. The Lender shall have no liability for any loss sustained by the Borrower in connection with such sale (or if the Lender delays affecting, or does not effect, such sale).The Borrower expressly waives any rights to receive prior notice (including notice of an Event of Default) or demand from the Lender in respect of the exercise of any rights by the Lender pursuant to this paragraph (k) and agrees that any prior demand, notice, announcement, or advertisement shall not be deemed a waiver of the Lender’s right, nor is the Lender bound by such notification(s) to forestall the exercise of such rights.